Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of Verastem, Inc. for the registration of 1,200,000 shares of its Series B preferred stock and 50,838,840 shares of its common stock, and to the incorporation by reference therein of our report dated March 14, 2023, with respect to the consolidated financial statements of Verastem, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 18, 2023